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                                                                     EXHIBIT 2.2

                     FORM OF VOTING AND CONVERSION AGREEMENT

     VOTING AND CONVERSION AGREEMENT (the "Agreement"), dated as of June 12, 2002, between the undersigned stockholder (the "Stockholder") of Alliance Entertainment Corp., a Delaware corporation ("Alliance") and Liquid Audio, Inc., a Delaware corporation ("Liquid"). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

     WHEREAS, contemporaneously with the execution of this Agreement, Alliance and Liquid have entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger of a wholly-owned subsidiary of Liquid into Alliance (the "Merger") and the conversion of the outstanding shares of common stock of Alliance into the right to receive shares of common stock of Liquid pursuant to the Merger, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection therewith; and

     WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement; and

     WHEREAS, in order to induce Liquid to enter into the Merger Agreement, the Stockholder are entering into this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Representations of Stockholder. The Stockholder represents and warrants to Liquid that (a) the Stockholder lawfully owns beneficially (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and of record that number of shares of Alliance Preferred Stock and Alliance Common Stock, set forth on Exhibit A hereto (collectively, the "Shares"), respectively, free and clear of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or operation of law) and, except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Stockholder is a party relating to the pledge, disposition or Voting (as defined herein) of any shares of capital stock of Alliance and there are no Voting trusts, proxies or Voting agreements with respect to such Shares, other than as set forth on Exhibit A, (b) the Stockholder does not beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) any additional shares of Alliance Preferred Stock or Alliance Common Stock other than the Shares and, except as set forth in Exhibit A, does not have any options, warrants or other rights to acquire any additional shares of capital stock of Alliance or any security exercisable for or convertible into shares of capital stock of Alliance, and (c) the Stockholder has full power and authority to enter into, execute and deliver this Agreement and the Proxy (as such term is defined in Section 3 hereof) and to perform the Stockholder's obligations hereunder and thereunder. The Stockholder further represents and warrants to Liquid that the execution and delivery of this

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Agreement does not and the execution and delivery of the Proxy (as defined below) by the Stockholder and the performance of this Agreement and the Proxy by the Stockholder will not: (a) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to the Stockholder or by which it or any of its assets is or may be bound or affected; (b) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other individual or entity (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities (as defined herein) pursuant to, any contract to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's affiliates or assets is or may be bound or affected; or (c) require any consent or approval of any other Person. For purposes of this Agreement, "Vote" shall include voting of Shares in person or by proxy in favor of or against any action or consenting to any action in accordance with Delaware General Corporation Law, and "Voting" shall have a correlative meaning. For purposes of this Agreement, "Subject Securities" shall mean: (i) all securities of Alliance (including all shares of capital stock of Alliance and all options, warrants and other rights to acquire shares of capital stock of the Alliance) owned beneficially or of record by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of capital stock of Alliance and all additional options, warrants and other rights to acquire shares of capital stock of Alliance) of which the Stockholder acquires or becomes the owner beneficially or of record during the period from the date of this Agreement through the Termination Date (as defined in Section 11(e)).

     2. Agreement to Vote Shares. During the period from the date of this Agreement through the Termination Date, the Stockholder hereby agrees to vote all Subject Securities (to the extent then entitled to Vote) at every meeting of the Stockholder of Alliance and at any adjournment or postponement thereof, and on every matter related to Sections 2(a) and 2(b) below submitted for action or approval by written consent of the Stockholder of Alliance (a) IN FAVOR OF the approval and adoption of the Merger Agreement and the approval of the Merger, each of the other actions contemplated by the Merger Agreement and any action in furtherance of any of the foregoing and (b) AGAINST any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation of Alliance under the Merger Agreement. The agreement contained in this Section 2 is irrevocable to the extent permitted under Delaware law.

     3. No Voting Trusts. The Stockholder agrees that, prior to the Termination Date, the Stockholder will not, nor will the Stockholder permit any Person under the Stockholder's control to, deposit any of the Subject Securities in a voting trust or subject any of the Subject Securities to any proxy or arrangement with respect to the Voting of the Subject Securities other than agreements entered into with Liquid.

     4. No Dissenters' Rights; No Solicitation The Stockholder hereby irrevocably and unconditionally waives, and agrees that the Stockholder will not assert, nor will the Stockholder permit any Person under the Stockholder's control to assert, any "appraisal rights" pursuant to the Delaware General Corporation Law, any rights of appraisal or any other similar rights in connection with the Merger. The Stockholder further agrees that the Stockholder shall not directly or indirectly take any action that would cause Alliance to violate Section 5.2(b) of the Merger Agreement.

     5. Transfer and Encumbrance. The Stockholder agrees that, prior to the Termination Date, the Stockholder shall not transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber (or enter into an agreement to do any of the foregoing) any of the Subject Securities.

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     6.   Legending of Shares; Other Actions. If so requested by Liquid, the
Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy. From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents and other instruments, and shall take such further actions, as Liquid may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

     7. Conversion of Preferred Stock. The Stockholder (a) agrees that immediately prior to the Effective Time, all such shares of Alliance Preferred Stock owned by the Stockholder (including those Shares set forth in Exhibit A) shall be automatically converted into Alliance Common Stock at the respective conversion prices determined in accordance with Alliance's Certificate of Incorporation, as amended, or as determined by the board of directors of Alliance, (b) agrees that the Stockholder shall execute and deliver any and all documents necessary to confirm Stockholder's agreement herein to effect the conversion of such shares of Alliance Preferred Stock and (c) acknowledges that pursuant to this Section 8, the Stockholder shall be deemed to have irrevocably delivered its written consent authorizing and approving (and to otherwise have voted in favor of) the conversion of all outstanding shares of Alliance Preferred Stock pursuant to Alliance's Certificate of Incorporation, as amended, or as determined by the board of directors of Alliance.

     8. Specific Performance. The Stockholder hereto acknowledges that it will be impossible to measure in money the damages to Liquid if the Stockholder fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, Liquid will not have an adequate remedy at law or damages. Accordingly, the Stockholder hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Liquid has an adequate remedy at law.

     9. Entire Agreement, Amendment, Waiver. This Agreement (including the exhibits hereto) supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     10. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by fax or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Liquid:

     Liquid Audio, Inc.
     800 Chesapeake Drive
     Redwood City, California 94063
     Attention:  Chief Executive Officer
     Telecopy No.: (650) 549-2199

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     With copies to:

     Wilson Sonsini Goodrich & Rosati
     Professional Corporation
     650 Page Mill Road
     Palo Alto, California  94304
     Attention: Mark Reinstra, Esq.
     Facsimile: (650) 493-6811

     Wilson Sonsini Goodrich & Rosati
     Professional Corporation
     One Market, Spear Tower, Suite 3300
     San Francisco, California  94105
     Attention: Michael J. Kennedy, Esq.
     Facsimile: (415) 947-2099

     If to the Stockholder, to the address or fax number set forth for on the signature page hereof, or to such other addresses as may be designated in writing by the party to receive such notice as provided above.

     11.  Miscellaneous.

             (a) Governing Law. This agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with and subject to the laws of the State of Delaware, without reference to conflicts of laws principles.

             (b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(b).

             (c) Severability. In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an "invalid provision"), then such invalid provision shall be severed from this Agreement and shall be inoperative and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto.

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Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

             (d) Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

             (e) Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the date of the termination of the Merger Agreement pursuant to Article VII of the Merger Agreement (the "Termination Date").

             (f) Headings, Recitals. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

             (g) Third Party Beneficiaries. Nothing in this agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of this agreement.

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     EXECUTED as of the date first set forth above.

                                     LIQUID AUDIO, INC.


                                     By:
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                            ------------------------------------



                                     AEC ASSOCIATES LLC,
                                     a Delaware limited liability company

                                     By: ___________________________________

                                     Name: _________________________________

                                     Title: ________________________________

                                     Address:

                                     ________________________________________

                                     ________________________________________

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                                    EXHIBIT A

Shares of Alliance A-1 Preferred Stock:                 18,000*

Shares of Alliance A-2 Preferred Stock:                 21,747*

Shares of Alliance B Preferred Stock:                4,467,256*

Shares of Alliance Common Stock:                    45,811,560

*excluding any accrued dividends or preferences

Pursuant to a capital call by Alliance, the Stockholder may purchase approximately $3.6 million worth of additional shares of Alliance's Series B Preferred Stock pursuant to its existing capital commitment in connection with the Alliance Series B Rights Offering.

Stockholder Agreements

Digital Stockholders Agreement, between Alliance, the Stockholder and certain other stockholders of Alliance, including certain former stockholders of Digital On-Demand, Inc.

Institutional Stockholders Agreement, between Alliance, the Stockholder and certain other stockholders of Alliance, including certain financial institutions.

Strategic Stockholders Agreement, between Alliance, the Stockholder and certain other stockholders of Alliance, including certain of the major labels and other content providers.